Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-207918) of the South Jersey Industries, Inc. of our report dated June 22, 2016, relating to the financial statements and supplemental schedule of South Jersey Industries, Inc. 401(k) Plan which appears in this Form 11-K for the year ended December 31, 2015.

/s/ BDO USA, LLP
New York, New York
June 22, 2016